                                                                    Exhibit 99.2

REPUBLIC
INDUSTRIES

                                                 450 East Las Olas Boulevard
                                                 Suite 1200
                                                 Fort Lauderdale, Florida 33301
                                                 954-713-5200
                                                 954-713-2115 Fax




FOR IMMEDIATE RELEASE                                  CONTACT: MICHAEL KARSNER
---------------------                                            (954) 713-5230

                   REPUBLIC INDUSTRIES TO ACQUIRE DEALERSHIPS


         Ft. Lauderdale, Florida (February 24, 1997)--Republic Industries, Inc. (NASDAQ:RWIN) announced today it has signed definitive agreements to acquire Kendall Toyota and Joe Myers Automotive Group. Kendall owns and operates Toyota, Lexus and Kia dealerships in Miami, Florida. Joe Myers owns and operates Ford, Toyota, Mitsubishi, Mazda and Kia dealerships in Houston, Texas.

         Steven R. Berrard, President and Co-Chief Executive Officer of Republic, stated, "We are extremely pleased that these two strong dealerships have chosen to join Republic in our expanding automotive efforts. Kendall and Joe Myers are a tremendous complement to our automotive plans in the South Florida and Houston markets."

         Gerald Bean, President of Kendall Toyota, stated, "We are very excited about Republic's automotive strategy and look forward to being part of their future success."

         Joe Myers, President of Joe Myers Automotive Group, stated, "We are pleased to be joining such a dynamic company and look forward to assisting Republic as it is revolutionizing the automotive retailing industry."

         After the closing of the transaction, Gerald Bean and Joe Myers will continue in their roles at their respective dealerships. The transactions are valued at approximately $75 million and will be paid in Republic common stock. Kendall Toyota is being accounted for as a purchase and Joe Myers Automotive is being accounted for as a pooling of interests. The transactions are subject to customary closing conditions, including appropriate manufacturer approvals.

         Republic is a diversified company operating in the automotive, solid waste and electronic security industries.

                                       ##